CODE OF ETHICS

MARTIN CURRIE GROUP POLICIES AND PROCEDURES

Policy owner	Julian Ide

Consult (prior to change)	Compliance Team

Inform (of changes)	All Staff

Governance approval	Yes, if changes are material

Policy update	April 2022

This policy applies to all Martin Currie employees and to all activities they conduct under that employment. For the avoidance of doubt, for the purposes of the application of Martin Currie's policies and procedures, including this policy and any associated procedures, any reference to 'employee' includes any contract employees, secondees and other temporary staff. In addition, it includes employees seconded to Legg Mason Asset Management Singapore Limited. It also includes any individual conducting any activities under Martin Currie Australia ('MCA'), the trading name of a division of Franklin Templeton Australia Limited ('FTAL').

Classification: Internal Only

MARTIN CURRIE GROUP POLICIES AND PROCEDURES

1. INTRODUCTION

Martin Currie's Code of Ethics (the "Code") is the primary expression of the business code of conduct and ethics that apply to all employees of Martin Currie. Along with the policies in the Compliance Manual, the Code sets out the standards and responsibilities that apply to all employees.

Scope and Application

All employees of Martin Currie must read and understand this policy.

This policy applies to all employees, including temporary employees, of Martin Currie Investment Management ("MCIM") and Martin Currie, Inc. ("MCI") including employees of Franklin Templeton Australia Ltd ("FTAL"), who fall under the double-hatting agreement between MCIM and FTAL, those employees of FTAL who operate under the MCA trading name, and those employees of MCIM who have been seconded to Legg Mason Asset Management Singapore Pte. Limited ("LMAMS") together "Martin Currie" or "the Firm". For the avoidance of doubt, for the purposes of the application of the Firm's Policies and Procedures, including this Policy, any reference to 'employee' includes any contract staff and secondees.

Certification Requirements

All officers and employees of Martin Currie must have access to the Code, and when they join must acknowledge that they have read and understood it. On an annual basis, all employees are provided with access to the current version of the Code and must certify that it has been read, understood and complied with during the period since they last certified.

Regulatory Background

This Code covers the regulatory requirements associated with personal account dealing, insider trading, hospitality and gifts, external directorships and outside business interests in all the countries in which Martin Currie operates. In practice, rather than try to comply with different sets of rules at the same time, we apply the stricter rule set across all jurisdictions.

2. GENERAL PRINICPLES

All employees must comply with the Franklin Templeton Investments Code of Ethics and Business Conduct, a copy of which can be found here: FRI Code of Ethics, Policies & Reporting - Home (sharepoint.com)

Please note that where the Franklin Templeton Code of Ethics and Business Conduct references the following policies in Section 19, staff should read such references as being to the corresponding Martin Curie policies (listed adjacent in this table) and comply with those Martin Currie policies rather than the Franklin Templeton policy:

Franklin Templeton Policy Referenced	Martin Currie Policy (with which staff should
instead comply)

Franklin Templeton Corporate Policy on Public and	Martin Currie Media Policy (owned by Distribution)
Media Communications

Franklin Templeton Personal Investments and	Martin Currie Personal Account Dealing Policy and
Insider Trading Policy	Martin Currie Market Abuse and Insider Dealing
Policy

Classification: Internal Only

MARTIN CURRIE GROUP POLICIES AND PROCEDURES

Franklin Templeton Social Media Compliance	Martin Currie Social Media Policy (owned by
Policy and Procedures	Distribution)

This Code is based on the principle that Martin Currie owes a fiduciary duty to our clients when providing investment management services. This means that employees have a fundamental obligation to act in the best interests of our clients. We owe our clients a duty of undivided loyalty and utmost good faith.

Accordingly, you must avoid activities that might interfere or appear to interfere with making decisions in the best interests of clients. You must not take unfair advantage of your position. The specific provisions of the Code must be adhered to as well as its general principles. This Code does not attempt to identify all possible conflicts of interest and compliance with the specific procedures described in the Code will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to clients.

You are required to report any violations of the Code immediately to the Chief Compliance Officer.

3.RECORD KEEPING

Martin Currie is required to maintain the following records in respect of the Code. This Section 4.3 should be read in conjunction with the Martin Currie Record-keeping Policy:

Record	Location and timeframe

A copy of each version of the Code	An easily accessible place for five* years after the last
which has been in effect during the	date they were in effect, the first two years within the
previous five years	Edinburgh office.

Any violations of the Code and of any	An easily accessible place for at least five* years after
action taken as a result	the end of the fiscal year in which the violation occurs,
the first two years within the Edinburgh office.

Copies of employees'	An easily accessible place for five* years from the date
acknowledgement of receipt of the	the access person ceases to be employed, the first two
code.	years within the Edinburgh office

Various records and registers of the	At least five* years after the end of the fiscal year in
activities undertaken and any mitigating	which the entry into the register was made. For the first
actions (for example the registers of PA	two years within the Edinburgh office.
dealing, conflicts and gifts)

Details of all persons subject to the	An easily accessible place for five* years after the access
Code	person ceased to be employed, for the first two years
within the Edinburgh office.

Classification: Internal Only

MARTIN CURRIE GROUP POLICIES AND PROCEDURES

Version control:

Review date	Author(s)	Approver	Actions

January 2014	GLRC

July 2014	GLRC

July 2015	GLRC		Annual review

June 2016	GLRC		Annual review

February 2018	Joanna Mackay,	n/a	Incorporate Australian
	Michelle Cleeve		requirements and annual review

May 2019	Michelle Cleeve	n/a	Annual review

January 2020	Joanna Nolan	n/a	Updated to remove Business
Owner and to reflect changes to
role titles within the business.

April 2022	Joanna Nolan	Julian Ide	Updated to reflect compliance
with the Franklin Templeton Code
of Ethics, following the
outsourcing of the risk and
compliance functions to Franklin
Templeton.

Classification: Internal Only